  FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

  ANNOUNCES EARNINGS,

QUARTERLY DIVIDEND,

NEW 10% STOCK BUYBACK PLAN

October 29, 2009

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, today announced that the Company recorded net income for the three months ended September 30, 2009 of $273,000 ($.11 per diluted share), compared to a net loss of $(818,000), ($(.29) per diluted share) in the same period of 2008. In 2008, the Company recorded a pre- and post-tax charge of $1.1 million ($.38 per diluted share) during the quarter on the other-than-temporary impairment (OTTI) of its investment in the AMF Ultra-Short Mortgage Fund (the Fund). There was no OTTI recorded in the quarter ended September 30, 2009. Given the significant uncertainty and illiquidity in the markets for such securities comprising the Fund, however, the Company cannot be certain that future impairment charges will not be required against this investment, which had a market value of $10.6 million at September 30, 2009.

The annualized return on assets for the quarter was 0.68%, with an annualized return on equity of 4.18%, compared to (2.10)% and (10.73)%, respectively, for the quarter ended September 30, 2008. Excluding the OTTI charge, net income for the prior year quarter would have been $264,000, with an annualized return on assets of 0.68% and annualized return on equity of 3.47%.

Net interest income for the quarter ended September 30, 2009 was $1.2 million, a $93,000, or 7.4%, decrease from the same period in 2008. This decrease mainly reflects a higher level of short-term earning assets coupled with a lower short-term rate environment. Our interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, decreased to 2.53% from 2.66% in the prior year quarter for the same reason. Noninterest income for the quarter ended September 30, 2009 was $277,000, a $69,000, or 32.9%, increase from the quarter ended September 30, 2008. This increase was primarily due to gains on loan sales and service charges, which increased $25,000 and $22,000 over the prior year quarter, respectively. Gains on loan sales reflect higher loan volumes sold into the secondary market. Most of the service charge increase is attributable to a fee increase implemented in May 2009. Noninterest expense for the quarter ended September 30, 2009 was $1.0 million. Excluding the OTTI charge, noninterest expense in the prior year quarter was $1.1 million. This $33,000, or 3.1%, decrease from the prior year quarter is due primarily to decreases in equipment maintenance costs, utility expenses, legal and professional fees, and advertising. FDIC insurance expense increased $29,000, reflecting the expiration of a credit received by many financial institutions in the prior year, as well as a higher general assessment rate.

Income taxes were $144,000 for the quarter ended September 30, 2009, a decrease of $1,000 from the same period last year. No tax benefit of the OTTI was recognized in the prior year quarter. Pretax income for the quarter ended September 30, 2009 was $417,000, compared to $409,000 in the same period last year (excluding the OTTI charge). Our effective tax rate has decreased, reflecting a higher percentage of earnings from municipal securities, which are nontaxable.

Total assets increased $1.9 million from June 30, 2009, and as of September 30, 2009 were $160.2 million, reflecting an increase in held-to-maturity securities, partially offset by a slight decrease in loans.

Loans receivable totaled $98.7 million as of September 30, 2009, a decrease of $1.9 million from June 30, 2009. The decrease was principally due to a reduction in construction loans, most of which have been completed and converted to permanent loans. The Company’s asset quality ratios remain strong. Non-performing loans were .02% of total loans at September 30, 2009, compared to .04% as of September 30, 2008. The allowance for loan losses at September 30, 2009 was $483,000, and represented .49% of total loans. Net recoveries for the quarter ended September 30, 2009 were $20,000 compared to net recoveries of $1,000 in 2008. Total investment securities totaled $41.2 million, an increase of $7.0 million, or 20.6%, from June 30, 2009. We purchased $6.3 million of agency mortgage-backed securities and $2.5 million of municipal securities during the current quarter. Deposits increased by $933,000, or .9%, from June 30, 2009 to $110.5 million as of September 30, 2009, due to growth in certificates of deposit. Federal Home Loan Bank advances totaled $20.7 million, remaining even with June 30, 2009 advances.

Stockholders’ equity increased $361,000 from June 30, 2009 to $25.2 million as of September 30, 2009. This increase in stockholders’ equity was primarily due to net income of $273,000 and a $240,000 increase in the carrying value of available-for-sale securities, net of taxes. In addition, the Company paid regular cash dividends of $230,000 (net of restricted stock dividends) during the period.

The Company also announced that its Board of Directors had declared its twelfth quarterly cash dividend of $.085 per share, payable November 24, 2009 to stockholders of record as of November 10, 2009. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

The Company also announced that its Board of Directors had approved a stock repurchase program for up to 10% of its outstanding shares of common stock (approximately 278,000 shares) in open market or private transactions. Stock repurchases will be made from time to time in the market based upon stock availability, price and the Company’s financial performance. It is anticipated that such repurchases will be made during the next 12 months, although no assurance may be given when such purchases will be made or the total number of shares that will be purchased.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith

Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-333-8300

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